Exhibit 99.1

INTERNATIONAL GAME TECHNOLOGY TO ACQUIRE

VCAT FOR $2.58 PER SHARE

San Diego—August 28, 2006

SAN DIEGO—(BUSINESS WIRE)—August 28, 2006—International Game Technology (NYSE: IGT) and Venture Catalyst Incorporated (“VCAT”) (OTCBB: VCAT) today announced that they have signed a definitive agreement whereby IGT, a wholly-owned subsidiary of International Game Technology, will acquire all of the outstanding shares of VCAT for $2.58 per share in cash. Under the terms of the agreement, VCAT will merge with and into a wholly owned subsidiary of IGT, with VCAT surviving the merger as a wholly owned subsidiary of IGT.

Immediately following the consummation of the merger, VCAT’s gaming consulting services division (exclusive of its Mariposa software division) will be sold to an entity controlled by certain members of VCAT’s current management, including L. Donald Speer, II, VCAT’s Chairman of the Board and largest shareholder, for approximately $4.5 million in promissory notes. The new consulting entity, comprised of L. Donald Speer, II and the executive management team in VCAT’s current consulting services division, will continue to provide services to the Barona Group of Capitan Grande Band of Mission Indians and to other clients. The purchasers of the gaming consulting services division have entered into a three year consulting services agreement with IGT, effective upon the consummation of the merger.

The transaction, which has been approved by the boards of directors of each company, is subject to approval by VCAT shareholders, applicable regulatory approvals and other customary closing conditions and is expected to close in the fourth calendar quarter of 2006. VCAT’s board of directors is unanimously recommending that VCAT’s shareholders approve the transaction. L. Donald Speer, II and each other member of the executive management team in VCAT’s current consulting services division have agreed to vote 1,057,180 shares of VCAT common stock held by them in favor of the merger, representing a total of approximately 15% of the outstanding shares of VCAT.

A special committee of the board of directors of VCAT received a fairness opinion from Duff & Phelps, LLC with respect to the proposed transaction. Paul, Hastings, Janofsky & Walker LLP served as legal advisor to the special committee of the VCAT board of directors in connection with the proposed transaction.

In connection with the proposed transaction, VCAT will file a proxy statement and other relevant documents with the Securities and Exchange Commission (the “SEC”). SHAREHOLDERS OF VCAT ARE URGED TO CAREFULLY READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT VCAT AND THE PROPOSED TRANSACTION. Investors will be able to obtain free copies of the proxy statement and other documents when they become available by contacting Investor Relations, VCAT, 591 Camino De La Reina, Suite 418, San Diego, California 92108. In addition, documents filed with the SEC by VCAT will be available free of charge at the SEC’s web site at http://www.sec.gov.

VCAT, International Game Technology and their respective executive officers and directors may be deemed, under SEC rules, to be participants in the solicitation of proxies from the shareholders of VCAT with respect to the proposed transaction. Certain directors and executive officers of VCAT may have direct or indirect interests in the merger due to securities holdings, pre-existing or future indemnification arrangements, vesting of options, or rights to severance or retention payments in connection with the merger. Additional information regarding VCAT and the interests of its executive officers and directors in the acquisition will be contained in the proxy statement regarding the acquisition that will be filed by VCAT with the SEC in connection with the proposed transaction.

This press release contains forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995, particularly those statements regarding the effects of the proposed transaction and those preceded by, followed by or that otherwise include the words “believes,” “expects,” “anticipates,” “intends,” “estimates,” or similar expressions. Forward-looking statements relating to expectations about future results or events are based upon information available to VCAT as of today’s date, and VCAT does not assume any obligation to update any of these statements, except as otherwise required by law. The forward-looking statements are not guarantees of the future performance of VCAT and actual results may vary materially from the results and expectations discussed. For instance, although IGT and VCAT have signed a definitive agreement, the proposed acquisition may not close on a timely basis or at all, due to failure to satisfy closing conditions or otherwise.

About VCAT

VCAT is a provider of consulting services and technology in the gaming and hospitality market. VCAT is headquartered in San Diego, California and has offices in Las Vegas, Nevada.

For more information contact:

Kevin McIntosh

Venture Catalyst Incorporated

(619) 330-4000

About IGT

International Game Technology (www.IGT.com) is a global company specializing in the design, development, manufacturing, distribution and sales of computerized gaming machines and systems products.